UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 6, 2011

Green Dot Corporation
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34819	95-4766827
(Commission File Number)	(IRS Employer Identification No.)

605 East Huntington Drive, Suite 205 Monrovia, CA	91016
(Address of Principal Executive Offices)	(Zip Code)

(626) 775-3400
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 6, 2011, Green Dot Corporation (the “Company”) entered into a ten-year Office Lease with Wells REIT II - Pasadena Corporate Park, LP (“Wells”), as landlord, pursuant to which the Company will lease a new headquarters facility (the “Lease”), consisting of approximately 140,000 square feet of office space in Pasadena, California.
The Lease provides for initial base rent of approximately $3.0 million in the first year of the Lease term, approximately $3.1 million in the second year of the Lease term, and approximately $3.8 million in the third year of the Lease term, with increases of 3% annually thereafter. In addition to base rent, the Company must pay for increases in all operating costs associated with the leased property beyond calendar year 2013, and its proportionate share of increases in operating costs associated with the complex in which the leased property sits, including property taxes, insurance and utility costs beyond calendar year 2013.
The Lease has an initial term of ten years and is scheduled to commence November 1, 2012 and expire on October 31, 2022. The Lease provides that the Company may terminate the Lease at the end of the sixth year of the initial term upon advance notice and the payment of an early termination fee. In addition, the Company may extend the term of the Lease by up to two successive five-year terms upon advance notice. The base rent to be paid during the renewal terms, if any, will be current market rate as determined in accordance with the terms of the Lease.
In the event of a default by the Company under the Lease, Wells has the right to terminate the Lease and take possession of the leased property. Any such action would cause the Company's rent payment obligations to accelerate, subject to limitations set forth in the Lease.
The Company has obtained a standby letter of credit in the amount of $2,500,000 as collateral for its full performance of its obligations under the Lease, as required by the terms of the Lease.
Item 1.02. Termination of a Material Definitive Agreement.
On December 6, 2011, the Company was notified by Columbus Bank and Trust Company, a division of Synovus Bank (“CB&T”), the primary issuer of the Company's Green Dot-branded general purpose reloadable prepaid debit cards, that CB&T would not renew the Program Agreement, dated as of November 1, 2009, with the Company and Synovus Financial Corp. As a result, the agreement will terminate at the end of its initial three year term on October 31, 2012. Pursuant to the agreement, the Company has up to 180 days after expiration of the contract to transition the program to the Company's newly acquired subsidiary bank.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under a Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 1.01 hereby is incorporated into this Item 2.03 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN DOT CORPORATION

By:	/s/ SIMON M. HEYRICK
Simon M. Heyrick
Chief Accounting Officer

Date: December 12, 2011